EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Immune Pharmaceuticals Inc., on Form S-8 to be filed on or about September 2, 2014 of our report dated April 9, 2014, on our audits of the consolidated financial statements  as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013, and for the cumulative period from inception (July 11, 2010) to December 31, 2013, which report was included in the Annual Report on Form 10-K.

/s/ EisnerAmper LLP

Iselin, New Jersey

September 2, 2014